Exhibit (d)(10)(i)

BRIGHTHOUSE FUNDS TRUST I

AMENDMENT NO. 1 TO THE INVESTMENT SUBADVISORY AGREEMENT

(Brighthouse/Franklin Low Duration Total Return Portfolio)

This Amendment No. 1 to the Investment Subadvisory Agreement (the “Agreement”) dated August 4, 2017, by and between Brighthouse Investment Advisers, LLC (the “Adviser”) and Franklin Advisers, Inc. (the “Subadviser”) with respect to Brighthouse/Franklin Low Duration Total Return Portfolio, a series of Brighthouse Funds Trust I, is entered into effective as of the 1st of December, 2017.

WHEREAS, the Agreement provides for the Subadviser to provide certain investment advisory services for the Adviser, for which the Subadviser is to receive agreed upon fees; and

WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and, for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Schedule A of the Agreement is amended in whole to read as follows:

Percentage of average daily net assets*:

Brighthouse/Franklin Low Duration Total Return Portfolio	0.22% of the Related Portfolio’s first $100 million of such assets plus 0.21% of the Related Portfolio’s assets over $100 million up to $250 million plus 0.20% of the Related Portfolio’s assets over $250 million up to $500 million plus 0.12% of the Related Portfolio’s assets over $500 up to $l billion plus 0.10% of the Related Portfolio’s assets over $1 billion

*	For purposes of determining the annual subadvisory fee rate pursuant to this Schedule A, the assets of the Brighthouse/Franklin Low Duration Total Return Portfolio shall be aggregated with the assets of the Brighthouse/Templeton International Bond Portfolio (the “Related Portfolio”). The aggregated assets will be applied to the above schedule and the resulting effective rate shall be applied to the actual assets of the Brighthouse/Franklin Low Duration Total Return Portfolio to determine the annual subadvisory fee rate.

2. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the 6th day of December, 2017.

/s/ Kristi Slavin
Kristi Slavin
President, Brighthouse Investment Advisers, LLC

/s/ Roger A. Bayston
FRANKLIN ADVISERS, INC.
By:	Authorized Officer
Roger A. Bayston
Senior Vice President